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                                                                    EXHIBIT 11.1

                         EARNINGS PER SHARE CALCULATION

                      (In thousands except per share data)

                                                                         For the Year Ended

                                                              December 31, 1998            December 31, 1997
                                                       ---------------------------    --------------------------
Total Shares for Basic Earnings (Loss) Per Share                        24,611                      22,542
Effect of Dilutive Stock Options                       $                   820         $                 0
                                                       ---------------------------    --------------------------

Total Shares for Diluted Earnings (Loss) Per Share                      25,431                      22,542
Net income (loss)                                                       10,544                      (4,083)
                                                       ---------------------------    --------------------------

Basic Earnings (Loss) Per Share                                          $0.43                      ($0.18)
                                                       ===========================    ==========================
Diluted Earnings (Loss) Per Share                                        $0.41                      ($0.18)
                                                       ===========================    ==========================
